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                                                                    EXHIBIT 23.3

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF ESPRIT TELECOM GROUP PLC

     In our opinion, the consolidated balance sheets and the related consolidated statements of income, shareholders' equity/(deficit), cash flows and comprehensive loss present fairly, in all material respects, the financial position of Esprit Telecom Group plc and its subsidiaries (the "Company") at September 30, 1996 and 1997 and December 31, 1998, and the results of their operations and their cash flows for the twelve month periods ended September 30, 1996 and 1997 and the twelve month period ended December 31, 1998 in conformity with generally accepted accounting principles in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements and additional information related to the Valuation and Qualifying Accounts in accordance with United States generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                        /s/ PRICEWATERHOUSECOOPERS
                                        PricewaterhouseCoopers

London, England
March 3, 1999